As filed with the U.S. Securities and Exchange Commission on October 20, 2023.

Commission File Number: 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LNPR GROUP INC.
(Exact name of registrant as specified in its charter)

Colorado	26-1381565
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

175 S. Main St.

Suite 1220

Salt Lake City, UT 84111

(801) 699-2928

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LNPR GROUP INC.

2022 STOCK INCENTIVE PLAN

(Full title of the plan)

Vcorp Services LLC

7700 E Arapahoe Rd

Ste 220

Centennial, CO 80112

(845) 425-0077

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Brian Higley, Esq.

Business Legal Advisors, LLC

14888 Auburn Sky Drive, Draper, UT 84020

(801) 634-1984

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 31, 2023 (File No. 000-54171) (the “Annual Report”);

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, as filed with the Commission on May 18, 2023 and August 14, 2023, respectively (File No. 000-54171) (the “Quarterly Reports”);

(3)	The Registrant’s Current Reports on Form 8-K as filed with the Commission on January 4, 2023, January 20, 2023, January 26, 2023, March 21, 2023, May 23, 2023, July 11, 2023, September 29, 2023, and October 18, 2023, respectively (File No. 000-54171) (the “Current Reports”);

(4)	The description of the Registrant’s Common Stock as set forth in the Registrant's Registration Statement on Form 10, as amended (File No. 000-54171), filed with the Commission on January 28, 2022, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(5)	All other reports and other documents subsequently filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

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Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Colorado Revised Statutes (“CRS”), director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. The Company's Articles of Incorporation do not specifically limit the directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

The Company's Bylaws provide that (i) no officer or director of the Company shall liable for any acts, defaults or omissions of any other officer or director of the Company, or for any loss sustained by the Company unless the loss resulted from such officer's or director's willful misconduct, willful neglect, or gross negligence, (ii) the Company shall indemnify officers, directors and certain other individuals against all reasonable costs imposed or resulting from such person's role as an officer, director or agent of the Company unless such person is adjudged to be liable from willful misconduct, willful neglect, or gross negligence, and (iii) the Company may purchase and maintain officers and directors liability insurance.

The above discussion of the Company's Bylaws and of the CRS is not intended to be exhaustive and is respectively qualified in its entirety by such charter documents and statutes.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be permitted to directors or executive officers; however, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference into this Item 8.

The following is a list of exhibits filed as part of this Registration Statement. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 9. Undertakings.

(a)       The Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

THIS SPACE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, Utah, on October 20, 2023.

LNPR Group Inc.

By	/s/ Mark Emerson
Mark Emerson, Chief Executive Officer

Each person whose signature appears below authorizes Mark Emerson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name and on his or her behalf, in any and all capacities, this Registrant’s Registration Statement on Form S-8 and any and all amendments thereto (including any and all post-effective amendments thereto) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney-in-fact and agent may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: October 20, 2023	/s/ Mark Emerson
Mark Emerson, Director and Chief Executive Officer
(Principal Executive Officer)

Date: October 20, 2023	/s/ Eng Wah Kung
Eng Wah Kung, Director and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: October 20, 2023	/s/ Melissa Handley
Melissa Handley, Director

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EXHIBIT INDEX

		Incorporated by Reference
Exhibit						Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	2023 Stock Incentive Plan	8-K	000-54171	4.1	10/18/23
4.2	Articles of Incorporation dated November 6, 2007	S-1	333-159315	3.1	5/18/09
4.3	Articles of Amendment dated May 13, 2014	8-K	000-54171	3.01	5/19/14
4.4	Articles of Amendment dated September 13, 2017	Form 10	000-54171	3.3	1/28/22
4.5	Articles of Amendment dated October 20, 2017	Form 10	000-54171	3.4	1/28/22
4.6	Articles of Amendment dated December 4, 2017 (Reverse Split)	8-K	000-54171	10.2	2/5/18
4.7	Articles of Amendment dated December 4, 2017 (Name Change)	8-K	000-54171	10.1	2/5/18
4.8	Bylaws	S-1	333-159315	3.2	5/18/09
5.1	Opinion and Consent of Business Legal Advisors, LLC					X
23.1	Consent of JTC Fair Song CPA Firm, independent registered public accounting firm					X
23.2	Consent of Business Legal Advisors, LLC (included in Exhibit No. 5.1)					—
107	Filing Fees					X

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